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Exhibit 10.6.1

First Amendment to
DST Systems, Inc.
Supplemental Executive Retirement Plan

        Whereas, DST Systems, Inc. ("DST") has adopted, effective January 1, 1999, the DST Systems, Inc. Supplemental Executive Retirement Plan (the "Plan") which is administered by the Compensation Committee of the DST Board of Directors; and

        Whereas, the Committee is authorized under the Plan to amend the Plan, and the Committee has approved and authorized the following amendment;

        Now, Therefore, the Plan is hereby amended as follows:

  1.
  Section 4.4 is hereby amended to read as follows:

    "With respect to each Participant who has satisfied the requirements of Section 4.3 for a Plan Year, the Committee or its delegate shall credit for such Plan Year to such Participant's Account, as of March 31 next following the end of such Plan Year, the sum of the following amounts:

      (a)
      a percentage of Compensation, as defined for this purpose under the Qualified Plan, determined in the sole discretion of the Committee to generally approximate the percentage of employer contributions and forfeitures allocated under the Qualified Plan for the Plan Year, multiplied by the Participant's Compensation hereunder for the Plan Year in excess of the limit specified in Section 4.3(a); and

      (b)
      an additional percentage, if any, determined in the sole discretion of the Committee, multiplied by the Participant's Compensation for such Plan Year.

    Notwithstanding anything to the contrary, the allocation credit under this Section 4.4 shall be at the discretion of the Committee. For a Plan Year, the Committee may determine a zero percentage (0%) allocation credit under (a) and/or (b) above. The formula of (a) above shall not be construed as an obligation to exactly match the applicable percentage under the Qualified Plan."

  2.
  A new Section 4.6 shall be added to read as follows:

    "4.6
    (a)   A Participant may elect on a written election form to have his or her account adjusted on the basis that amounts in the Participant's account had been invested since the effective date of the Participant's latest dated written election in any of the investment vehicles designated by the Committee or its delegate, in such proportion as the Participant has designated on the written election form.

    (b)
    A Participant may change such election annually, to be effective March 31, by written notice to DST's Corporate Secretary no later than ten days prior to March 31.

    (c)
    Any election made pursuant to this Section 4.6 shall remain in effect until changed by the Participant as provided in Section 4.6 (b). If the Participant makes no election pursuant to this Section 4.6, makes an election with respect to only a part of the Participant's Account, or terminates an election, then all portions of the Account not subject to an election pursuant to this Section 4.6 shall be credited with interest based on at the announced rate of return on an investment or investments selected from time to time by this Committee or its delegate. Subsequent to the Participant's Termination of Employment, the Participant may

        change an election pursuant to this Section 4.6 with respect to amounts that are not yet distributed pursuant to Section 5.3."

  3.
  The amendment set forth herein shall be effective as of February 26, 2002.

  4.
  The Plan, as amended herein, shall remain in full force and effect.

  Dated as of the 26th day of February, 2002.

DST SYSTEMS, INC.
By:	/s/ KENNETH V. HAGER Kenneth V. Hager Vice President, Chief Financial Officer and Treasurer

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  Exhibit 10.6.1